Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Sept. 21, 2018

PEABODY TO ACQUIRE SHOAL CREEK MINE ASSETS FROM DRUMMOND COMPANY;

ADDS ~2 MILLION TONS PER YEAR OF SEABORNE HARD COKING COAL

ST. LOUIS, Sept. 21 – Peabody (NYSE: BTU) announced today that it has signed a definitive agreement to purchase the Shoal Creek metallurgical coal mine from private coal producer Drummond Company, Inc. for $400 million. Shoal Creek is located on the Black Warrior River in Central Alabama and serves Asian and European steel mills with high-vol A coking coal.

The transaction involves the purchase of the mine, preparation plant and supporting assets, and excludes legacy liabilities other than reclamation. The purchase price is subject to customary working capital adjustments. Closing is expected prior to the end of 2018 and is subject to regulatory approvals, certain conditions precedent, including negotiation by Drummond of a collective bargaining agreement with the union-represented workforce, and other customary conditions.

“Peabody has consistently outlined our intention to upgrade our metallurgical coal platform and make strategic investments using a strict set of filters. We believe the purchase of the well-capitalized and high-quality Shoal Creek Mine meets these filters, offers major logistical advantages and represents an opportunity to create significant value,” said Peabody President and Chief Executive Officer Glenn Kellow. “The acquisition allows us to expand volumes and margins from our met coal platform, enhances our scale, and offers complementary products to customers. We applaud the Drummond team for developing a high-quality operation, and we look forward to advancing that reputation for excellence.”

Peabody believes the acquisition is consistent with the company’s previously stated investment filters: maintain financial strength; fit within the company’s strategic focus areas of the PRB, ILB, seaborne met and seaborne thermal; provide expected returns above Peabody’s weighted average cost of capital with a reasonable payback period; bring about tangible synergies; and create value for the company’s shareholders.

The acquisition represents a number of strategic and financial benefits for Peabody:

•

Upgrading Peabody’s Metallurgical Coal Platform: Shoal Creek represents the next phase of Peabody’s initiative to upgrade its metallurgical coal platform. The mine adds approximately 2 million tons per year of high quality hard coking coal sales that are expected to expand Peabody’s met coal volumes and margins, with costs comparable to Peabody’s average met coal range.

•

Quality Assets Serving Growing Demand Centers: Shoal Creek is strategically positioned on the Black Warrior River with direct access to barge transportation, eliminating trucking or rail requirements. The mine accesses seaborne markets through the Port of Mobile in the Gulf of Mexico serving Asia-Pacific and European steel mills.

•	Attractive Valuation: The projected return exceeds Peabody’s weighted average cost of capital with an expected rapid payback period.

•	Maintaining Financial Strength: Peabody intends to finance the transaction with cash on the balance sheet, putting existing assets to work to create additional value for shareholders.

•

Multiple Synergies: Peabody expects Shoal Creek to seamlessly integrate into Peabody’s operating and SG&A platforms with minimal friction costs. The acquisition represents an opportunity to accelerate usage of a portion of Peabody’s substantial net operating loss tax position.

•	Continuing Evolution of Seaborne Emphasis: The acquisition will further enhance Peabody’s exposure to highly attractive, growing seaborne demand centers.

The Shoal Creek Mine was developed in 1994 and employs a workforce of approximately 400. The current mine plan accesses 17 million tons of reserves under a minimal-capital plan. Shoal Creek uses longwall mining technology to mine both the Blue Creek and Mary Lee coal seams, with low capital investment requirements. Transportation is accommodated through loading Panamax and Cape-sized vessels at the McDuffie Terminal in Mobile, Ala. with substantial available capacity.

In 2017, the mine sold 2.1 million tons. Shoal Creek’s mining costs per ton approximate the average cost of Peabody’s metallurgical coal platform. Shoal Creek coal typically prices at or near the high-vol A index. Peabody intends to revise its guidance targets on relevant key metrics following closing of the transaction.

Credit Suisse and Lazard are acting as financial advisors for the transaction.

Peabody (NYSE: BTU) is the leading global pure-play coal company and a member of the Fortune 500, serving power and steel customers in more than 25 countries on six continents. Peabody offers significant scale, high-quality assets, and diversity in geography and products. Peabody is guided by seven core values: safety, sustainability, leadership, customer focus, integrity, excellence and people. For further information, visit PeabodyEnergy.com.

Contact:

Vic Svec

314.342.7768

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” “targets,” “would,” “will,” “should,” “goal,” “could” or “may” or other similar expressions. Forward-looking statements provide management’s current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure, market share, industry volume, or other financial items, descriptions of management’s plans or objectives for future operations, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the company’s control, that are described in our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2017, as well as additional factors we may describe from time to time in other filings with the SEC. You may get such filings for free at our website at www.peabodyenergy.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.